Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by the Integra Bank Corporation Employees’ 401(k) Plan (copy attached), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about April 30, 2007.

We agree with the statements made with regard to BKD, LLP (BKD) that:

1.	On April 30, 2007, the Administrator of the Integra Bank Corporation Employees’ 401(k) Plan (Plan) dismissed BKD as the independent auditors for the Plan.

2.	The most recent reports of BKD for the Plan for the two fiscal years ended December 31, 2005 and 2004, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

3.	During the two most recent fiscal years of the Plan ended December 31, 2005 and 2004, and through April 30, 2007, there have been no disagreements with BKD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BKD, would have caused us to make reference to the subject matter of the disagreement in connection with our report on the financial statements for such period.

4.	During the two most recent years of the Plan ended December 31, 2005 and 2004, and through April 30, 2007, there have been no reportable events (as defined in Regulation

S-K, Item 304(a)(1)(v)).

5.	BKD is furnishing Integra Bank Corporation with this letter addressed to the Commission to be filed as an exhibit to Form 8-K.

We have no information or other basis to, and do not, agree or disagree with other statements made by the Plan in such Form 8-K.

/s/ BKD, LLP

Evansville, Indiana
May 1, 2007

Attachment